The shareholder investment confirmation letter

According to the Joint Venture Articles of Association Article 9 & 10 and Supplementary Description Terms for the Articles of Harbin Jiarun Hospital Co., Ltd, the registered capital of the joint venture hospital is RMB 50 million Yuan. Party A(Runteng Medical Group Co., Ltd)'s capital contribution is the USD equal to RMB 35 million Yuan, Party B(Junsheng Zhang)'s capital contribution is RMB 15 million Yuan. Currently, the capital contribution of each shareholder is recognised as follows:

I. Party A (Runteng Group) has the obligation to pay $5,555,556 (35M RMB) within five years (Before 08/07/2019) after the issuance of the joint venture business license.

II. Party B (Junsheng Zhang) the capital contribution is RMB 15 million Yuan, among which: Cash: RMB 4.5 million Yuan; Real material: RMB 0.35 millionYuan; Capital increase by transferring: RMB 10.15 million Yuan. Total contribution amount has been completed before the merger and acquisition of Runteng Group to Jiarun Hospital on June 30, 2013.

The above contribution confirmation by two party shareholders, possess legal effect.

Shareholder: Party A

Shareholder: Party B

Date: 25/07/2014

This document in the translated copy of the original

企业法人营业执照（副本）

注册号 440301104365448

名　　　称 深圳碧海蓝天翻译有限公司

企 业 类 型 有限责任公司

住　　　所 深圳市罗湖区南湖街道嘉宾路2008号彭年广场东佳大厦2402B

法定代表人 徐淑琴

成 立 日 期 二〇〇九年十一月十七日

此营业执照只用于翻译资格认证，无公章，再次复印，扫描无效，如有疑问请致电4007166156

Business License only applicable for certification of translation qualifications; invalid if no original seal, undergoing recopying and rescanning, and please call 4007166156 for any doubts.

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